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                                                                    EXHIBIT 99.1
BURNHAM PACIFIC                                                    PRESS RELEASE

                                                                        CONTACT:
                                        Daniel B. Platt, Chief Financial Officer
                                                               Tel: 619-652-4700
                                                               Fax: 619-652-4711
                                                                dbplatt@bpac.com

               BURNHAM PACIFIC RESPONDS TO SCHOTTENSTEIN PROPOSAL

         SAN DIEGO, June 7 -- Burnham Pacific Properties, Inc. (NYSE:BPP) today announced that it has received a proposal from Schottenstein Stores Corporation to negotiate a business combination in which the Company would be merged into an acquisition affiliate of Schottenstein, and holders of the Company's common stock would receive $13 per share.

         Schottenstein today filed a Schedule 13D with the Securities and Exchange Commission in which it also reported that it has acquired approximately 8.2% of the Company's outstanding common stock.

         The merger proposal is subject to a number of conditions, including completion of due diligence satisfactory to Schottenstein, obtaining new senior debt financing of up to $800 million in connection with the merger, and the assumption of certain outstanding indebtedness of the Company. The proposed transaction is also made conditional upon approval of the Company's stockholders and of the holders of units in the Company's operating partnership.

         J. David Martin, Chief Executive Officer of Burnham Pacific, stated:
"The Company will review this proposal to evaluate whether it is in the best interests of our company and our shareholders. Meanwhile, the Company is committed to pursuing its national program of acquiring shopping centers with CALPERS, including its recently announced purchase of most of the retail portfolio of AMB Property Corporation. The first phase of this purchase is scheduled to close next week."

         Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be obtained by calling 800.462.5181, or visiting the Company's web site at WWW.BURNHAMPACIFIC.COM.

         THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS OR FINANCIAL PERFORMANCE OF THE COMPANY. THESE STATEMENTS ARE ONLY PREDICTIONS AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. INVESTORS SHOULD REFER TO THE DOCUMENTS THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE CAUTIONARY STATEMENT IDENTIFYING CERTAIN FACTORS THAT COULD AFFECT FUTURE RESULTS INCLUDED IN THE "RISK FACTORS" SECTION OF THE COMPANY'S MOST RECENTLY FILED REGISTRATION STATEMENT AND IN THE "FORWARD LOOKING STATEMENTS & CERTAIN RISK FACTORS" SECTION OF THE COMPANY'S MOST RECENTLY FILED FORM 10K.

                                       End


610 West Ash Street, Suite 1600, San Diego, California 92101-3350
Tel.: (619) 652-4700 Fax: (619) 652-4711